SUBSIDIARIES OF THE REGISTRANT


                 Intellectual Property Co., a Nevada corporation

                  Covenant Leasing, Inc., a Nevada corporation

                   C & F Acquisition Co., a Nevada corporation

                Covenant Transport, Inc., a Tennessee corporation